UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  February 27, 2008

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK		10504
(Address of principal executive offices)		(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 (Other Events)

Attachment I of this Form 8-K contains information that is being posted on IBM’s Investor Relations website (www.ibm.com/investor/).

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: February 27, 2008

	By:	/s/ Andrew Bonzani
Andrew Bonzani
Vice President,
Assistant General
Counsel &
Assistant Secretary

Attachment I

IBM Announced $15 Billion Share Repurchase Authorization and Raised Full-Year
Outlook

CFO Comments

February 27, 2008

IBM has a long history of returning value to shareholders through a combination of share repurchase and dividends.  Since 1995, IBM has spent over $94 billion to repurchase over 1.4 billion shares at an average price of $67 per share.

On February 26, 2008, IBM´s Board of Directors authorized $15 billion in additional funds for use in the company's stock repurchase program.  Including the remaining balance at the end of February from a prior authorization, IBM currently has approximately $15.4 billion available for stock repurchase.  At this time, IBM does not anticipate requesting board approval for additional funds for stock repurchases within the next 12 months.

IBM said it expects to spend up to $12 billion on stock repurchases in 2008.  In January, the company said it expected 2008 full-year earnings per share of $8.20 to $8.30. IBM said the anticipated share repurchase activity could add up to $.05 to 2008 full-year earnings per share.  The company now expects full-year 2008 earnings per share of at least $8.25, or year-to-year growth of 16 percent.  The actual earnings per share impact will depend on the total amount spent, the timing of repurchases and market conditions.

IBM believes it is well positioned in the current environment, and that five factors help differentiate the company from other technology firms. These are: Global Reach and Scale, Proven Infrastructure Provider, Technology Leader, Capabilities that Create Value for Customers, and Financial Strength and Flexibility.  For additional information on “The IBM Difference”, [click here].

In this environment, investors are interested in indications of US and international demand.  In the United States, the company sees strong customer demand for its solutions and offerings where it continues to provide the cost savings and productivity improvements that clients increasingly value.  IBM services offerings such as IT optimization and green data center are examples of such solutions.  In addition, the company’s recent short term signings performance reinforces these customer trends.  In the fourth quarter, IBM had 16 percent short term signings growth in the US, and 78 percent growth in short term signings in the financial services sector in the US.  These signings translate quickly to revenue, and give the company more confidence in its US performance in the current quarter.  Mark Loughridge, IBM’s Chief Financial Officer, said “We’re at the end of February, so we still have a lot to do in the quarter, but at this point I feel better about our US business in the first quarter than I did in the fourth.”

IBM has tremendous global reach, and generates almost two-thirds of its revenue outside of the United States.  In the fourth quarter of 2007 more than 50 countries grew revenue at greater than 10% in local currency, and collectively these countries represented 22 percent of IBM’s geographic revenue, and grew over 20 percent overall.  Growth in these countries is being driven by demand for infrastructure build out – including banking, telecommunications, government, and retail.

With this geographic breadth, higher annuity-like revenue content, and broad mix of businesses, IBM's fundamental business model has provided sustainable profit and cash flow growth over the long term and a solid base of support for the company’s “2010 roadmap” objective of $10 to $11 of earnings per share. Strong earnings per share growth provides support for growth in IBM’s stock price, and the company believes, makes IBM stock a good value.

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For the press release on IBM’s February 26, 2008 announcement on share repurchase authorization [click here].